Exhibit 99.1

Press Release	Schlumberger
3/4

Schlumberger Acquires Stake in Premier Russian Oilfield Services Company

NEW YORK, December 9, 2003 – Schlumberger (NYSE:SLB) announced today that it has signed an agreement to acquire PetroAlliance Services Company Limited. Schlumberger will initially acquire 26% of the company, with a further 25% to be acquired in the second quarter of 2005, and the remaining interest one year later. Closing on the first 26% is expected in the first quarter of 2004. Completion of each of the three stages is subject to performance standards and other customary conditions. The total acquisition price will be determined by a performance-based formula, and paid one-third in cash and two-thirds in Schlumberger stock.

“We are very pleased to have reached this agreement with PetroAlliance, the leading independent Russian service provider,” commented Andrew Gould, chairman and chief executive officer of Schlumberger. “Advances in oilfield service practices and technologies have already played significant roles in Russia, and making new technology available through broader service options responds to a growing need and expresses our confidence in the continuing development of the Russian oil and gas industry.”

PetroAlliance was established in 1995 and has steadily expanded its activities to include seismic, wireline logging and perforating, directional drilling, pumping, integrated project management, and information management and IT-related services. PetroAlliance provides services to a number of both Russian and international oil and gas operators.

Alexander Djaparidze, chairman and chief executive officer of PetroAlliance, remarked, “We welcome this agreement with Schlumberger and believe that it offers a significant opportunity for the continued growth of the company’s activities. This agreement will allow us to have access to the best oilfield services technology on the market and position PetroAlliance to become the leading player in provision of cutting-edge oilfield technology in Russia.

About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and comprises three primary business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. In 2002, Schlumberger operating revenue was $13.2 billion. For more information, visit www.slb.com.

About PetroAlliance

PetroAlliance is Russia’s largest independent oilfield service company and provides a broad range of exploration and development services to international standards. The company, formed in 1995, is independently owned. PetroAlliance combines advanced technologies and state-of-the-art equipment from leading oil industry manufacturers with local knowledge of well and reservoir conditions to offer reliable and competitive services. The company employs 2,500 people. In 2002, operating revenues were $112 million. Visit www.petroalliance.com for more information.

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